EXHIBIT 10.1

March 13, 2006

Mr. Jack Finlayson

[address]

Dear Jack:

This letter sets forth certain amendments to the terms of your employment with SAVVIS, Inc. (the “Company”), including terms set forth in the letter agreement dated December 28, 1999 (the “Employment Letter”).

1. The section of the Employment Letter captioned “Severance Benefits” is hereby deleted in its entirety and replaced with the following paragraphs:

“Severance Benefits

In the event the Company terminates your employment without “Cause” or you terminate your employment for Good Reason, you will be entitled to receive as a severance payment, and in lieu of all other remedies or damages for which the Company may be liable, whether under this contract or otherwise, the following:

(a) you shall receive 1/12th of your then current annual base salary for each of the twenty-four (24) months following the date of termination of your employment with the Company, payable monthly; provided, however, that in the event that Section 409A of the Internal Revenue Code of 1986, as amended, is applicable to such payments, the first such payment shall occur on the last day of the month in which occurs the six (6) month anniversary of the date of your termination of employment and such payment shall be in an amount equal to the sum of the monthly payments that would have been paid for the previous six months but for the application of Section 409A, and thereafter payments shall be monthly;

(b) you shall be entitled to receive all accrued but unpaid benefits as of the date of your termination of employment, such as salary, bonus, and vacation pay;

(c) you shall be entitled to continuation of your current health insurance coverage under the Company’s group health insurance policy pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), including any spouse or dependent health coverage under the Company’s health plan in effect at the time of your termination at the same cost to you as would have applied in the absence of such termination of employment for the twenty-four (24) months beginning the date of termination of your employment; provided, however, that in the event all or any part of such continuation is not permitted under the Company’s health plan, the Company will reimburse you in cash for the amounts that you pay to obtain comparable coverage from another health plan plus a tax gross-up payment to the extent such reimbursement is includible in your income; provided, further, however, that if at any time during such twenty-four (24) month period, you become eligible to participate in any other group health plan as part of full-time employment, you will immediately notify the Company of such eligibility, and the Company shall thereafter make no further payment for COBRA coverage for you or your spouse or dependents;

(d) you shall be entitled to reimbursement from the Company in cash for the monthly amounts that you pay to obtain life insurance during the twenty-four month period beginning the date of termination of your employment comparable to your current life insurance coverage under the Company’s group life insurance policy plus a tax gross-up payment to the extent such reimbursement is includible in your income; provided, further, however, that if at any time during such twenty-four (24) month period, you become eligible to participate in any other group life insurance plan as part of full-time employment, you will immediately notify the Company of such eligibility, and the Company shall thereafter cease reimbursement;

(e) the Company shall pay for an executive level outplacement service for you, which service shall be chosen by you, for up to one year following the date of termination of your employment; provided that the aggregate amount the Company shall be obligated to pay shall not exceed $10,000;

(f) to the extent not otherwise already vested as of the date of termination of your employment, the restricted stock units granted to you which are scheduled to vest on March 1, 2007 shall not terminate upon termination of your employment, and, if the Company meets the financial target set forth in the Stock Unit Agreement dated August 25, 2005 relating to such restricted stock units for the fiscal year ending 2006, such restricted stock units shall become fully vested on the date and as set forth in such Stock Unit Agreement and a stock certificate for the shares of common stock represented by such vested restricted stock units shall be delivered to you as soon as practicable after such date;

(g) until such time as the applicable statute of limitations shall have expired, (i) the Company will not repeal or modify any right to indemnification or limitation of liability under Company’s Certificate of Incorporation, By-Laws, or otherwise so as to adversely affect any right or protection you have existing at the time of such repeal or modification, and (ii) the Company will provide and keep current, at its expense, director’s and officer’s liability insurance, with you named as a beneficiary, with such coverage limits as are determined in the reasonable discretion of the Board; and

(h) for a period of twenty-four (24) months from the date of termination of your employment, you agree not to, (i) solicit or recruit away from the Company or any of its subsidiaries the services of any of employee or agent of the Company or its subsidiaries, or induce any non-performance of any of the obligations of such employees or agents to the Company or its subsidiaries; and (ii) solicit for your benefit or for the benefit of any business that is selling products or services that are competitive with those being provided by the Company or its subsidiaries as of the date of the termination of your employment (A) any customer of the Company or its subsidiaries or (B) any prospective customer of the Company or its subsidiaries that you knew or had reason to know was a prospective customer of the Company or its subsidiaries.

It is expressly understood and agreed that the severance benefits set forth in paragraphs (a), (c), (d), (e), and (f) are granted in consideration for and subject to your full and satisfactory compliance with the provisions set forth in paragraph (h) above and any payments may be suspended immediately, and any right to obtain unvested restricted stock units shall be immediately suspended or revoked, without prior notice to you upon your breach of the provisions of paragraph (h) above.”

2. The first paragraph under the section of the Employment Letter captioned “Termination by You for Good Reason” is hereby deleted in its entirety and replaced with the following paragraph:

“For purposes of this agreement, a termination of employment by you for Good Reason will be deemed to include a termination of your employment by you after (a) your title, authority, duties or responsibilities are substantially reduced without your written consent, (b) the Company fails to fulfill its salary, bonus or stock option obligations described above or (c) the Company employs a new Chief Executive Officer.”

3. You agree that, until the Company employs a new Chief Executive Officer, you will not terminate your employment with the Company and, in the event that the Company employs a new Chief Executive Officer at any time after the date hereof, you will not terminate your employment with the Company for a period of 90 to 120 days (such actual number of days to be subsequently agreed between you and the Company) after the date such new Chief Executive Officer begins employment with the Company, it being expressly understood and agreed that your full and satisfactory compliance with the provisions of this paragraph are a condition to your receipt of any severance benefits to which you may otherwise become entitled pursuant to the terms hereof. Nothing in this Section 3 shall interfere in any manner with the right of the Company, and the Company specifically retains the right, to terminate your employment with the Company at any time with or without Cause (as defined in the Employment Letter).

4. This letter and the Employment Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of any other state. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County and State of New York.

5. You agree that, without limitation as to time, you shall not disclose, divulge or communicate in any fashion, form or manner to any person, firm, partnership, corporation or other entity, or use for your own benefit, any trade secrets (whether patentable or not) or any confidential information of the Company or its subsidiaries unless you obtain prior written consent for such use or disclosure from the Board of Directors of the Company. As used in this Agreement, “confidential information” shall include, but not be limited to, information obtained as a result of your employment with the Company and not otherwise generally known in the Company’s industry or available from public sources, including, without limitation: information relating to the operation, finance, accounting, sales, personnel or management of the Company; customer names and addresses; price lists and other pricing-related information; cost lists and other costs-related information; customer service requirements; pricing methods; terms and conditions of customer contracts; supplier and vendor names and contact information; manufacturing processes; methodologies of doing business; marketing plans and other marketing information; business plans and related information; technical information and processes; and software and computer programs and codes.

6. In addition and supplementary to other rights and remedies available to the Company, the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, including provisions of Section 1(h) and 5.

7. You and the Company agree that the stock option agreements granting any and all of your outstanding stock options are hereby amended to provide that such options are not exercisable until after December 31, 2006 (or, if earlier, upon a change in control of the Company), whether or not your employment terminates sooner, and any such options not exercised on or before December 31, 2007 shall terminate on such date. For purposes of this paragraph 7, the term “change in control” shall mean a change in control as defined in your stock option agreements.

8. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed so long as such amendment does not adversely affect the Company.

9. The Employment Letter, as amended by this Agreement, shall remain in full force and effect. The Non-Disclosure Agreement entered into April 24, 2002 between you and the Company shall remain in full force and effect and shall not be superseded by this Agreement.

10. If any term or provision of this Agreement, or the Employment Letter, as amended by this Agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the Employment Letter, as amended by this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or enforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had never been contained herein and each term and provision of this Agreement, and the Employment Letter, as amended by this Agreement, shall be valid and enforceable to the fullest extent permitted by law and deemed modified to the extent so required.

Please confirm your agreement with these amendments by executing this letter in the space provided below.

Very truly yours,

/s/ Patrick J. Welsh
Chairman of the Compensation Committee

Agreed and Accepted:

/s/ John M. Finlayson
Jack M. Finlayson

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